     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ONYX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                             94-3154463
          (State or other jurisdiction of                               (I.R.S. Employer
           incorporation or organization)                             Identification No.)

                           --------------------------

                              3031 RESEARCH DRIVE
                               RICHMOND, CA 94806
                                 (510) 222-9700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               HOLLINGS C. RENTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ONYX PHARMACEUTICALS, INC.
                              3031 RESEARCH DRIVE
                               RICHMOND, CA 94806
                                 (510) 222-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                              ROBERT L. JONES, ESQ.
                             MICHAEL L. WEINER, ESQ.
                              COOLEY GODWARD LLP
                              Five Palo Alto Square
                              3000 El Camino Real
                           Palo Alto, California 94036
                                (650) 843-5000

                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                 AMOUNT TO BE           OFFERING             AGGREGATE            AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED         REGISTERED         PRICE PER SHARE(1)   OFFERING PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............       2,000,000             $12.50             $25,000,000              $6,600
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low sales price on May 10, 2000, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MAY 16, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS


                            ONYX PHARMACEUTICALS, INC.

                                2,000,000 SHARES

                                  COMMON STOCK

    The 2,000,000 shares of our common stock offered by this prospectus are outstanding shares that may be sold from time to time by or on behalf of the selling stockholders identified in this prospectus. All of the shares being offered in this prospectus were issued to the selling stockholders in connection with a private placement of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "ONXX." On May 15, 2000, the last reported sales price for our common stock was $12.69 per share.

    The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 20.

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about risks that you should consider before buying shares of our common stock.

               THE DATE OF THIS PROSPECTUS IS MAY  , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      3
Risk Factors................................................      5
Use of Proceeds.............................................     18
Selling Stockholders........................................     19
Plan of Distribution........................................     20
Legal Matters...............................................     21
Experts.....................................................     21
Where You Can Find More Information.........................     21

                            ------------------------

You should rely only on the information contained in this prospectus and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled "Summary," "Risk Factors" and "Use of Proceeds," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to differ significantly and materially from that expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                    SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND OUR FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

OVERVIEW

We are engaged in the discovery and development of novel cancer therapies based on our proprietary virus technology platform. We believe that this platform enables us to develop therapeutics that selectively kill cancer cells in the human body, leaving healthy, non-cancerous tissues unharmed. We have completed two Phase II clinical trials of our lead product candidate, ONYX-015, for the treatment of head and neck cancer. Based on the results from these trials and in collaboration with Warner-Lambert Company, we intend to begin a pivotal Phase III clinical trial of ONYX-015 for the treatment of head and neck cancer by the middle of 2000. We are also evaluating ONYX-015 in Phase I/II and Phase I clinical trials for four additional cancer indications.

MARKET OPPORTUNITY

Cancer is a group of diseases characterized by uncontrolled growth and proliferation of abnormal cells. Cancer accounts for approximately 25% of all deaths in the United States, ranking second only to cardiovascular disease. According to the American Cancer Society, in the year 2000, approximately 1.2 million new cancer cases are expected to be diagnosed and over 550,000 deaths are expected to occur. The worldwide oncology drug market was estimated at $15 billion in 1998, growing 13% from 1997. We believe that the limited efficacy of existing treatments combined with the high public awareness of the need for improved therapies provides an attractive market opportunity.

TECHNOLOGY PLATFORM

Our technology relies on selectively killing cancer cells based on the presence of mutations in specific tumor suppressor genes in these cells. Tumor suppressors are normal growth regulators, and their loss of function through mutation results in cancer formation. We utilize our technology to engineer human viruses to selectively replicate in and kill cancer cells based on the presence of mutations in the p53 and the retinoblastoma, or RB, tumor suppressor genes. This selectivity leaves healthy tissues unaffected, while the newly made virus progeny infect nearby cancer cells and perpetuate the cancer cell killing cycle, thereby amplifying the therapeutic effect.

We are developing a number of technologies that complement our selectively-replicating virus platform. First, we are developing the capability to arm our therapeutic viruses with anticancer genes. This technology provides for selective production of anticancer agents at the tumor site, thus minimizing systemic exposure and toxicity. As the virus replicates, it also steadily increases the concentration of the anticancer agent at the tumor site. In addition to armed viruses, we are also developing ways to physically or genetically modify our therapeutic viruses to improve their circulating half life upon systemic delivery. We believe that these modifications would enable our therapeutic viruses to be used for a wider spectrum of cancer indications, including metastatic disease.

ONYX-015

ONYX-015 is a human adenovirus that has been genetically engineered to replicate in and kill cancer cells based on abnormal p53 pathway function in these cells. Mutations in the p53 gene occur in over 50% of human cancer cases.

To date, ONYX-015 has been studied in Phase II trials for head and neck cancer, both as a single agent and in combination with chemotherapy. In the trial involving ONYX-015 in combination with chemotherapy, of 30 evaluable patients, 19 experienced tumor regressions of greater than 50%, which corresponds to an overall response rate of 63%. We believe that this response rate compares favorably to an average historical response rate of approximately 35% using chemotherapy alone.

Based on these results, we intend to begin a pivotal Phase III trial of ONYX-015 for the treatment of head and neck cancer in the middle of 2000 together with Warner-Lambert. This trial will compare intratumoral injections of ONYX-015 plus standard chemotherapy versus administration of standard chemotherapy alone. We expect that this trial will take place at numerous centers in the United States and Europe and will include 290 evaluable patients. The primary endpoints for this trial will be progression free survival and durable tumor response. Secondary endpoints will include patient quality of life and overall survival. In addition, we plan to initiate a Phase II/III trial of ONYX-015 in combination with chemotherapy for refractory head and neck cancer by the end of 2000.

We are also conducting two separate Phase I/II clinical trials evaluating ONYX-015 in patients with liver metastases of colorectal cancer and in patients with pancreatic cancer. Additionally, separate Phase I clinical trials have been completed evaluating ONYX-015 in patients with ovarian cancer and in patients with advanced cancers with lung involvement. We expect to present interim results from several of these trials at the American Society of Clinical Oncology, or ASCO, meeting in May 2000.

In October 1999, we entered into a collaboration with Warner-Lambert to develop and commercialize ONYX-015 as well as two armed therapeutic viruses. Under the terms of this collaboration, we have the right to co-promote ONYX-015 and the two armed viruses in the United States and Canada, and to share equally in the profits or losses. Additionally, Warner-Lambert is responsible for commercializing the products in the rest of the world and is obligated to pay us royalties based on net sales in these markets.

OTHER PRODUCT OPPORTUNITIES

In addition to developing ONYX-015, we are also conducting a number of research and development programs based on our virus technology platform. Notably, we are focusing substantial efforts on arming our therapeutic viruses with genes that result in the selective activation of chemotherapeutic drugs within targeted tumors. Additionally, we are developing therapeutic viruses that selectively replicate in and kill cancer cells based on mutations in the RB tumor suppressor gene. Mutations in the RB gene occur in over 30% of human cancer cases.

Further, we are working with Bayer Corporation and Warner-Lambert to identify and develop small molecule therapeutic compounds for a number of cancers. Together with Bayer, we have selected an anticancer compound for clinical development. We expect Bayer to file an Investigational New Drug application, or IND, with the Food and Drug Administration, or FDA, for this compound by the middle of 2000.

BUSINESS OBJECTIVES

Our objective is to be a leading developer of novel cancer therapies. We intend to develop and commercialize a broad portfolio of products based primarily on our selectively-replicating virus technology platform. Elements of our strategy are to:

    - obtain FDA approval of ONYX-015 for head and neck cancer;

    - develop ONYX-015 in other cancer indications;

    - broaden our therapeutic virus product portfolio;

    - retain substantial co-promotion rights to our products;

    - collaborate with leading pharmaceutical companies; and

    - acquire technologies and products that complement our business.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. IN ADDITION, THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US BECAUSE WE ARE ALSO SUBJECT TO ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS, COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

THE RESULTS OF CLINICAL TRIALS OF ONYX-015 ARE UNCERTAIN.

We have completed Phase II clinical trials of ONYX-015 for the treatment of head and neck cancer, both as a single agent and in combination with chemotherapy. Based on data from the Phase II clinical trials, we expect to initiate a Phase III clinical trial for ONYX-015 for the treatment of head and neck cancer in the middle of 2000. Historically, many pharmaceutical products have failed in Phase III testing notwithstanding favorable results in Phase II clinical trials. The results of the Phase III trials of ONYX-015 may fail to achieve primary endpoints and may demonstrate previously unforseen side effects. The results also may not extend the findings of previous clinical trials, including response rates, duration of response or safety.

There can be no assurance that the FDA will accept the results of the Phase III trials, or accept other elements of the biologics license application that we may file for ONYX-015, as being sufficient for market approval. The FDA may require additional clinical trials. Additional clinical trials will be extensive, expensive and time-consuming. If ONYX-015 fails to receive regulatory approval or regulatory approval is delayed, our business, financial condition and results of operations will be seriously harmed. In addition, our clinical trials are being conducted with patients who have failed conventional treatments and who are in the most advanced stages of cancer. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ONYX-015. These adverse effects may impact the interpretation of clinical trial results.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING OUR PRODUCTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE SERIOUSLY HARMED.

None of our products has received regulatory approval, and only ONYX-015 has entered clinical trials. Accordingly, all of our products will require the commitment of substantial resources, extensive research and development, preclinical or animal testing, clinical or human trials, manufacturing scale-up and regulatory approval prior to being ready for commercial sale. There can be no assurance that commercially viable products will result from our efforts and those of parties collaborating with us. If any of our products, even if developed and approved, cannot be successfully commercialized, our business, financial condition and results of operations would be seriously harmed.

WE MAY FAIL TO DEMONSTRATE THAT ONYX-015 IS EFFECTIVE FOR THE TREATMENT OF OTHER TYPES OF CANCER EVEN IF ONYX-015 IS PROVEN EFFECTIVE FOR THE TREATMENT OF HEAD AND NECK CANCER.

ONYX-015 is being developed initially for treatment of head and neck cancer, using direct intratumoral injection. Even if ONYX-015 is developed successfully for this type of cancer, there can be no assurance that we will be able to demonstrate that it is effective in the treatment of a broader array of cancer types. We are in the process of completing Phase I/II clinical trials for ONYX-015 for treatment of liver metastases of colorectal cancer and for the treatment of pancreatic cancer, both as a single agent and in combination with chemotherapy. Clinical trial results are inherently uncertain. In addition, there is no assurance that we will succeed in our efforts to deliver ONYX-015 to tumors through routes of administration which are more practical for certain cancer types and less costly than direct intra-tumoral injection. If we are not successful in developing additional routes of administration of ONYX-015, or the drug is otherwise ineffective in the treatment of additional types of cancer, the commercial potential of this product will be reduced, even if it does receive marketing approval.

THE BIOLOGICAL CHARACTERISTICS OF OUR THERAPEUTIC VIRUSES, AND THEIR INTERACTIONS WITH OTHER DRUGS AND THE HUMAN IMMUNE AND OTHER DEFENSE SYSTEMS ARE NOT FULLY UNDERSTOOD.

The use of therapeutic replicating viruses is novel and we are still determining the biological characteristics of these viruses. For example, in our clinical trials to date, we have achieved the best results when ONYX-015 is used in combination with standard chemotherapy drugs, but the reasons for and the nature of the interaction of the virus with these other drugs is still uncertain. In addition, the response of the human immune system to the viral infection is still being investigated, and the immune system may play a role in limiting the tumor-killing effect of our therapeutic viruses. It is also not known to what extent the filtering organs of the body may clear our therapeutic viruses from circulation and limit the tumor-killing activity of our therapeutic viruses. Further, there is some scientific uncertainty as to whether the killing activity of ONYX-015 is specific to cells with p53 mutations. Moreover, the large number of factors that contribute to the formation of each individual patient's cancer, as well as each individual's response to treatment, is largely unknown, and each tumor is unique. These factors include not only the cancer type, but also the pressures within the tumor, the presence of interspersed normal cells and fibrous tissue, and other factors. These are among the reasons why only some cancer patients respond to a particular type of cancer therapy while others do not, even among patients with the same cancer type. The novelty and scientific uncertainties regarding our therapeutic viruses and the uniqueness of human cancers from patient-to-patient increases the risk that our product candidates will not be successfully developed, or if developed will not have a therapeutic effect in a broad patient population.

WE ARE DEPENDENT UPON COLLABORATIVE RELATIONSHIPS TO DEVELOP, MANUFACTURE AND COMMERCIALIZE OUR PRODUCTS AND TO OBTAIN REGULATORY APPROVAL.

Our strategy for developing, manufacturing and commercializing our products and obtaining regulatory approval depends in large part upon maintaining and entering into collaboration agreements with pharmaceutical companies or other collaborative parties. We have entered into a number of collaboration agreements with different collaborative parties, including research, development and marketing agreements with Warner-Lambert and Bayer. If we fail to maintain these relationships or establish new collaborative relationships, we would be required to undertake these activities at our own expense, which would significantly increase our capital requirements and limit the programs we are able to pursue, and we would be subject to significant delays with the development, manufacture or sale of our products.

We are subject to a number of risks associated with our dependence upon collaborative relationships, including:

    - the amount and timing of expenditure of resources can vary for reasons outside our control;

    - business combinations and changes in a collaborative party's business strategy may adversely affect such party's willingness or ability to complete its obligations under the collaboration agreement with us;

    - the right of the collaborative party to terminate its collaboration agreement with us on limited notice and for reasons outside our control;

    - loss of significant rights to our collaborative parties if we fail to meet our obligations under these agreements;

    - disagreements as to ownership of clinical trial results or regulatory approvals, and the refusal of the FDA to recognize us as holding the regulatory approvals necessary to commercialize our products;

    - the collaborative party may develop or have rights to competing products and withdraw support of our products; and

    - disagreements may arise with a collaborative party regarding breach of the collaboration agreement or ownership of proprietary rights.

These factors and other possible disagreements with collaborative parties could lead to delays in the research, development or commercialization of our products or could require or result in litigation or arbitration, which would be time consuming and expensive. If we fail to maintain these relationships or establish new collaborative relationships, our business, financial condition and results of operations would be seriously harmed.

CHIRON MAY HAVE PREFERENTIAL RIGHTS TO ESTABLISH COLLABORATIONS WITH US.

We were established in April 1992 by means of a transfer from Chiron Corporation to us of the drug discovery program being conducted at Chiron by Dr. Frank McCormick, our scientific founder, and his research team. Under the agreement executed at that time, we granted Chiron preferential rights to receive product licenses in the fields of diagnostics and vaccines, and also established a mechanism for our making proposals to Chiron for future collaborations. Chiron has advised us that it believes that this mechanism requires us to offer gene therapy programs to Chiron before licensing any such program to a third party. We and Chiron have different interpretations of this agreement as it relates to the scope of Chiron's rights. Chiron delivered a letter to us under which Chiron waived any rights it has under the agreement with respect to collaborative arrangements that we may enter into with others until the end of July 2000, based on our selectively-replicating virus technology. During the period of time covered by this letter, we executed our agreement with Warner-Lambert for the development of ONYX-015 and two armed virus products. If Chiron does not grant us further waivers and asserts rights under the April 1992 agreement, or if disputes arise, our ability to enter into future collaborations for other product candidates would be complicated and might be delayed or interfered with. If we are unable to establish new collaborative relationships, or if our ability to enter into future collaborative arrangements are complicated, delayed or interfered with, our business, financial condition and results of operations would be seriously harmed.

WARNER-LAMBERT HAS AGREED TO BE ACQUIRED BY PFIZER, INC.

We have entered into multiple research and development and marketing collaboration agreements with Warner-Lambert, including a collaboration agreement related to ONYX-015. As part of our collaboration with Warner-Lambert related to ONYX-015, Warner-Lambert has agreed to manufacture ONYX-015 for commercial use.

In February 2000, Warner-Lambert agreed to be acquired by Pfizer, Inc. We cannot assure you that Pfizer will be interested in continuing these collaborative relationships with us because these collaborations address smaller markets than Pfizer generally seeks to address. We also cannot assure you that Pfizer is interested in the development of a virus technology platform or the products we seek to develop. If the acquisition of Warner-Lambert by Pfizer is consummated, then Pfizer could modify, disrupt or terminate our collaboration agreements with Warner-Lambert currently in effect, subject to the terms of such agreements. Pursuant to our agreement with Warner-Lambert relating to ONYX-015, Warner-Lambert has the right to terminate this agreement for any reason with 90 days notice, in which case they would be required to return all rights to ONYX-015 to us royalty-free. We cannot assure you that Pfizer will not modify, disrupt or terminate one or more of our collaboration agreements with Warner-Lambert pursuant to the terms of these agreements.

If Pfizer terminates our agreement relating to ONYX-015, a significant portion of the $40 million Warner-Lambert is obligated to fund for the development of ONYX-015, including the cost of clinical trials, would be lost. In addition, because we do not have any sales and marketing capability, we are relying on Warner-Lambert's sales and marketing expertise to commericialize ONYX-015. Further, if Pfizer terminates our agreement relating to ONYX-015 and does not agree to continue to manufacture ONYX-015 for commercial use, we would have to establish an alternate manufacturing source for ONYX-015 which would cause a delay in the commercial sale of ONYX-015. Such a delay, or the modification, disruption or termination of any of our current collaboration agreements with Warner-Lambert, especially our collaboration related to ONYX-015, would seriously harm our business, financial condition and results of operations.

WE DO NOT HAVE CLINICAL OR COMMERCIAL SCALE MANUFACTURING EXPERTISE OR CAPABILITIES AND ARE DEPENDENT ON THIRD PARTIES TO FULFILL OUR MANUFACTURING NEEDS.

We lack the resources and capabilities to manufacture our products on our own for clinical trials or in commercial quantities, and we have no experience in such manufacturing. It would require substantial funds to establish these capabilities. We have generally granted our collaborative parties the exclusive right to manufacture products resulting from our collaborations, and we expect to grant similar manufacturing rights in future collaborations. Consequently, we are dependent on third parties, including collaborative parties and contract manufacturers, to manufacture our products and product candidates. These parties may encounter difficulties in production scale-up, including problems involving production yields, quality control and quality assurance and shortage of qualified personnel. These third parties may not perform as agreed or may not continue to manufacture our products for the time required by us to successfully market our products. If these third parties fail to deliver the required quantities of our products or product candidates for clinical or commercial use on a timely basis and at commercially reasonable prices, and we fail to find a replacement manufacturer or obtain resources to develop our own manufacturing capabilities, our business will be seriously harmed.

WE CURRENTLY RELY ON A SOLE SOURCE OR LIMITED NUMBER OF SOURCES FOR THE MANUFACTURING OF ONYX-015.

We currently rely on a sole source contract manufacturer for the supply of ONYX-015 for Phase III clinical trials. This contract manufacturer has not produced materials for Phase III clinical trials for us or any other parties. In addition, there are a limited number of parties who could manufacture ONYX-015 for commercial use. If either our contract manufacturer or Warner-Lambert are unable to deliver the required quantities of ONYX-015 or either of them terminate our relationship, we may not be able to find a replacement manufacturer within a reasonable amount of time or at commercially reasonable rates. If we fail to find a replacement manufacturer or develop our own manufacturing capabilities, our business, financial condition and results of operations will be seriously harmed.

WE NEED TO SCALE-UP THE MANUFACTURING PROCESS OF ONYX-015 FOR COMMERCIAL USE.

To obtain regulatory approval for ONYX-015, our contract manufacturer will need to be able to produce commercial quantities of ONYX-015. To do so, we need to modify the manufacturing process to produce large quantities of ONYX-015 and obtain access to a larger manufacturing facility. This could require a significant amount of time and experimentation to meet our quality standards for ONYX-015. This will also require a significant capital investment on our part. In addition, if we do not treat patients in our Phase III pivotal trial with product from the new process manufactured at the larger facility, the FDA will most likely require a bridging study to show that the ONYX-015 produced from the new process at the larger facility is comparable to ONYX-015 produced from our existing manufacturing process at our contract manufacturer's existing facility. If we encounter difficulties in modifying the manufacturing process in time to conduct a bridging study prior to FDA review of our

Phase III pivotal clinical trial, commercial sales of ONYX-015 could be delayed and our business, financial condition or results of operation could be seriously harmed.

MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN.

Even if our product development efforts are successful and even if the requisite regulatory approvals are obtained, our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. A number of additional factors may limit the market acceptance of products including the following:

    - rate of adoption by healthcare practitioners;

    - indications for which the product is approved;

    - rate of the products' acceptance by the target population;

    - timing of market entry relative to competitive products;

    - availability of alternative therapies;

    - price of our product relative to alternative therapies;

    - availability of third-party reimbursement;

    - extent of marketing efforts by us and third-party distributors or agents retained by us; and

    - side effects or unfavorable publicity concerning our products or similar products.

WE DO NOT HAVE MARKETING OR SALES EXPERIENCE OR CAPABILITIES.

We intend to enter into agreements with third parties to market and sell most of our products. We may not be able to enter into marketing and sales agreements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales agreements with other companies, our revenues, if any, will depend on the efforts of others. We also have the right under our collaboration agreements to co-promote our products in conjuction with our collaborative parties. If we are unable to enter into third-party agreements or if we are exercising our rights to co-promote a product, then we will be required to develop marketing and sales capabilities. We may not successfully establish marketing and sales capabilities or have sufficient resources to do so. If we do not develop marketing and sales capabilities, we may not be able to meet our co-promotion obligations under our collaboration agreements, which could result in our losing these co-promotion rights. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Failure to establish marketing and sales capabilities or failure to enter into marketing agreements with third parties will seriously harm our business, financial condition and results of operations.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF OUR PRODUCTS.

The recent death of a patient at the University of Pennsylvania undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene has been widely publicized. This death and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates. As a result of this death, the United States Senate has commenced hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Based on the adverse events reported by investigators using adenoviral vectors, the Recombinant DNA Advisory Committee, or RAC, which acts as an advisory body to the National Institutes of Health, or NIH, has extensively discussed the use of adenoviral vectors in gene therapy clinical trials. Any increased scrutiny or new government regulation could delay or increase the costs of our product development efforts or clinical trials. In this regard, the patient in the University of Pennsylvania trial was receiving therapy by delivery through the hepatic artery of the liver. This route of administration is the same as the one we are using in our current Phase I/II clinical trial of ONYX-015 for liver metastases of colorectal cancer. Concern about this route of adenovirus administration could be a source of delay in further clinical trials or regulatory approvals for this type of cancer treatment.

Our commercial success will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain acceptance of the public or the media. Negative public reaction to gene therapy could result in greater governmental regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could cause a decrease in the demand for products we may develop.

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

To date, we have engaged primarily in research and development. Our research and development and general and administrative expenses have resulted in substantial losses from operations. As of March 31, 2000, we had an accumulated deficit of approximately $79.8 million. We expect to incur significant and increasing operating losses over the next several years as our research and development efforts and preclinical testing and clinical trial activities expand. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the establishment or termination of collaborations, the timing and amount of collaboration payments under the terms of our collaborative agreements, or the initiation, success or failure of clinical trials.

We do not expect to generate revenues from the sale of products for the foreseeable future. We expect that substantially all of our revenues for the foreseeable future will result from payments under our collaborative agreements. Our ability to achieve profitability depends upon our success in completing development of our potential products, obtaining required regulatory approvals and manufacturing and marketing our products.

WE WILL NEED SUBSTANTIAL ADDITIONAL FUNDS.

We will require substantial additional funds to conduct the costly and time-consuming research, preclinical testing and clinical trials necessary to develop our technology and proposed products, and to establish or maintain relationships with collaborative parties to bring our products to market. Our future capital requirements will depend upon a number of factors, including continued scientific progress in the research and development of our technology programs, the size and complexity of these programs, our ability to establish and maintain collaboration agreements, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments and product commercialization activities. If we are unable to obtain additional funds, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses that are not favorable to us.

FAILURE TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS WILL SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. Because of the scientific nature of our business, we are highly dependent on principal members of our scientific and management staff. To pursue our product development plans, we will need to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation and manufacturing. These requirements are also expected to require additional management personnel and the development of additional expertise by existing management personnel. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, and other research institutions. The failure to maintain our management and scientific staff and to attract additional key personnel could seriously harm our business, financial condition and results of operations.

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE.

We are engaged in a rapidly changing and highly competitive field. Other products and therapies that currently exist or are being developed will compete with the products we are seeking to develop and market. Many other companies are actively seeking to develop products that have disease targets similar to those we are pursuing. Some of these competitive products are in clinical trials. In particular, among other trials, Schering-Plough Corporation is conducting a Phase II clinical trial of its p53 gene therapy product in liver metastases of colorectal cancer. Aventis, Inc./Introgen Therapeutics, Inc. are also initiating a Phase III clinical trial in head and neck cancer with their p53 gene therapy products. If approved, the products of these and other competitors now in clinical trials will compete directly with ONYX-015. Other companies are developing small molecule drugs that may compete with product candidates identified in our small molecule drug programs.

Many of our competitors, either alone or together with collaborative parties, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborative parties, have significantly greater experience than we do in:

    - developing products;

    - undertaking preclinical testing and human clinical trials;

    - obtaining FDA and other regulatory approvals of products; and

    - manufacturing and marketing products.

Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

    - other drug development technologies and methods of preventing or reducing the incidence of disease;

    - new small molecule drugs; or

    - other classes of therapeutic agents.

Developments by competitors may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborations with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with collaborative parties, may succeed with technologies or products that are more effective than ours.

RISKS RELATED TO THE INDUSTRY

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS.

Our product candidates under development are subject to extensive and rigorous domestic regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they also are subject to extensive regulation by foreign governments. None of our products has been approved for sale in the United States or any foreign market. Because our products involve the application of new technologies and will be based on new therapeutic approaches, our products are subject to substantial additional review by various governmental regulatory authorities and as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies.

The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Additional or more rigorous governmental regulations may be promulgated that could delay regulatory approval of our or a collaborative party's product candidates. Delays in obtaining regulatory approvals may:

    - adversely affect the successful commercialization of any products that we or collaborative parties develop;

    - impose costly procedures on us or our collaborative parties;

    - diminish any competitive advantages that we or collaborative parties may attain; and

    - adversely affect our receipt of revenues or royalties.

We expect to rely on the parties with which we collaborate to file investigational new drug applications and generally direct the regulatory approval process for many of our product candidates. Such collaborative parties may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, we or our collaborative parties will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited. If we have disagreements as to ownership of clinical trial results or regulatory approvals, and the FDA refuses to recognize us as holding the regulatory approvals necessary to commercialize our products, we may experience delays in or be precluded from marketing products developed through our research. Delays and limitations may materially adversely affect our business, financial condition and results of operations.

Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with applicable FDA and other domestic or foreign regulatory requirements at any stage during the regulatory process, we, our contract manufacturers or our collaborative parties may be subject to sanctions, including:

    - delays;

    - warning letters;

    - fines;

    - product recalls or seizures;

    - injunctions;

    - refusal of the FDA or its foreign counterparts to review pending market approval applications or supplements to approval applications;

    - total or partial suspension of production;

    - civil penalties;

    - withdrawals of previously approved marketing applications, and

    - criminal prosecutions.

We and our contract manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, manufacturing facilities must be approved by the FDA before they can be used to manufacture our products, and are subject to additional FDA inspection. We or our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements.

After a product has received approval from the FDA, we cannot guarantee the FDA will permit us to market the product for applications beyond those for which approval was granted, or that the FDA will grant us approval for separate product applications which represent extensions of our basic technology, or that existing approvals will not be withdrawn or modified in a significant manner. Further, it is possible that the FDA will promulgate additional regulations restricting the sale of our products.

Labeling and promotional activities are subject to scrutiny by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. These regulations, and the FDA's interpretation of them, may impair our ability to effectively market products for which we gain approval. Failure to comply with these requirements can result in regulatory enforcement action by the FDA.

In addition, problems or failures with the products of others, including our competitors, could have an adverse effect on our ability to obtain or maintain regulatory approval for any of our product candidates or products.

CLINICAL TRIALS ARE EXPENSIVE AND THEIR OUTCOMES ARE UNCERTAIN.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we or collaborative parties must demonstrate through preclinical testing and clinical trials that the product is safe and effective for use in humans. We will incur substantial expense for, and devote a significant amount of time to, preclinical and clinical testing and clinical trials. Historically, the results from preclinical testing and early clinical trials have not been predictive of results obtained in later clinical trials involving large-scale testing of patients in comparison to control groups. Clinical trials may require the enrollment of large numbers of patients and suitable patients may be difficult to identify and recruit. A number of companies in the pharmaceutical industry have suffered significant setbacks in every stage of clinical trials, even in advanced clinical trials after promising results in earlier trials.

The length of time of a clinical trial generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - inability to acquire sufficient quantities of materials for use in clinical trials;

    - competition for and inability to enroll a sufficient number of suitable patients for testing and inability to adequately follow patients after treatment;

    - variations in interpretation of data obtained from trials;

    - failure to meet or comply with efficacy, safety or quality applicable standards; or

    - government or regulatory delays.

Our product candidates may fail to demonstrate safety and efficacy in clinical trials. This failure may delay development of our other product candidates, and hinder our ability to conduct related preclinical testing and clinical trials. Failure to obtain regulatory approval for our product candidates may also create difficulties in obtaining additional financing. These failures will seriously harm our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR OPERATE OUR BUSINESS WITHOUT INFRINGING UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our technology will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:

    - obtain patents;

    - license technology rights from others;

    - protect trade secrets;

    - operate without infringing upon the proprietary rights of others; and

    - prevent others from infringing on our proprietary rights.

We cannot be certain that our patents or patents that we license from others will be enforceable and afford protection against competitors. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, we cannot predict the breadth of claims that will be allowed under our patent applications or their enforceability. Our patents or patent applications, issued or pending, respectively, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage the patents may give us.

We cannot be certain that we were the first to make the inventions covered by each of our issued or pending patent applications or that we were the first to file patent applications for such inventions. We may need to license the right to use third-party patents and intellectual property to continue development and marketing of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties' patents, or we may not be able to proceed with the development, manufacture or sale of our products. We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others' proprietary rights. Patent litigation is costly. In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. Litigation or interference proceedings could have a material adverse effect on our business, financial condition and results of operations, and we could be unsuccessful in our efforts to enforce our intellectual property rights.

Specifically, we are aware of patent applications filed in the United States and abroad that, if they were to issue, would cover ONYX-015 and other selectively-replicating viruses, and we are aware of patent applications that claim enzymes for converting prodrugs to their active forms for treating disease, including cancers, and methods of delivering the enzymes using a virus. If any of these patents are issued and we are unable to successfully challenge any claims asserting that our product candidates or products infringe the patent, or design around the patent or negotiate a reasonable license under the patent, our business, financial condition and results of operations would be seriously harmed.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
INSURANCE.

The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale of our products. These claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling such products. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for product candidates in development. However, insurance coverage is becoming increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations would be seriously harmed.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS.

Our research and process development activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may seriously harm our business. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS HIGHLY VOLATILE.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price include:

    - results of clinical trials;

    - ability to accrue patients;

    - ability to manufacture sufficient supply of ONYX-015;

    - success or failure in obtaining regulatory approval by us or our competitors;

    - public concern as to the safety and efficacy of our products;

    - developments concerning the business of collaborative parties or their transactions with third parties;

    - developments in our relationship with collaborative parties;

    - developments in patent or other proprietary rights;

    - additions or departures of key personnel;

    - announcements by us or our competitors of technological innovations or new commercial therapeutic products;

    - published reports by securities analysts;

    - fluctuations in stock market price and volume, which are particularly common among securities of biotechnology companies;

    - fluctuations in our operating results;

    - statements of governmental officials; and

    - changes in healthcare reimbursement policies.

EXISTING STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE OVER US.

Upon completion of this offering, our executive officers, directors and 5% stockholders will beneficially own, in the aggregate, approximately 30% of our outstanding common stock. As a result, these stockholders will be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these stockholders.

Bayer, a collaborative party, has the right to have its nominee elected to our board of directors as long as we continue to collaborate on the development of a compound. In addition, International Biotechnology Trust plc has the right to have its nominee elected to our board of directors as long as it continues to own at least 66 2/3% of our common stock it purchased in January 1998. Because of these rights and ownership and voting arrangements, our officers, directors and principal stockholders may be able to effectively control the election of all members of the board of directors and to determine all corporate actions.

PROVISIONS IN DELAWARE LAW AND OUR CHARTER MAY PREVENT OR DELAY A CHANGE OF CONTROL.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's stock unless:

    - the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's stock;

    - after the transaction where the stockholder acquired 15% or more of the corporation's stock, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

    - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

As such, these laws could prohibit or delay mergers or a change of control of us and may discourage attempts by other companies to acquire us.

Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

    - our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

    - the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

    - all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

    - special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or the board; and

    - no cumulative voting.

These provisions may have the effect of delaying or preventing a change of control, even at stock prices higher than the then current stock price.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering.

                             SELLING STOCKHOLDERS


The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of March 31, 2000 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the selling stockholders. The selling stockholders may offer all, some or none of their common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 14,187,244 shares of common stock outstanding on March 31, 2000.





                                      BENEFICIAL      PERCENT OF                   BENEFICIAL    PERCENT OF
                                      OWNERSHIP       OUTSTANDING      SHARES       OWNERSHIP    OUTSTANDING
                                        PRIOR        SHARES BEFORE      BEING       AFTER THIS   SHARES AFTER
     NAME OF BENEFICIAL OWNER        TO OFFERING      THE OFFERING     OFFERED       OFFERING    THE OFFERING
-----------------------------------  ------------    -------------   -----------   -----------   ------------
International Biotechnology Trust
  plc(1)...........................   1,345,029            9.5%         222,222     1,122,807       7.9%
  Five Arrows House
  St. Swithins Lane
  London EC4N 8NR
  United Kingdom

Alta BioPharma Partners, L.P.......     690,651            4.9          690,651             *         *
  One Embarcadero Center, Suite
    4050
  San Francisco, CA 94111

Domain Partners IV, L.P.(2)........     651,065            4.6          651,065             *         *
  One Palmer Square
  Princeton, N.J. 08542

Onyx Chase Partners
  (Alta Bio), LLC..................     394,428            2.8          394,428             *         *
  One Embarcadero Center,
  Suite 4050
  San Francisco, CA 94111

Alta Embarcadero BioPharma
  Partners, LLC....................      26,032              *           26,032             *         *
  One Embarcadero Center,
  Suite 4050
  San Francisco, CA 94111

DP IV Associates, L.P.(2)..........      15,602              *           15,602             *         *
  One Palmer Square                                                   ---------
  Princeton, NJ 08542

                             Total Shares Being Offered               2,000,000

------------------------
*   Less than 1%

(1) From 1992 to April 1999, Ms. Nicole Vitullo, one of our directors, was a Senior Vice President of Rothchild Asset Management which advises and manages International Biotechnology Trust plc. Ms. Vitullo currently serves as International Biotechnology Trust's nominee on our Board of Directors. Ms. Vitullo disclaims beneficial ownership of the shares held by International Biotechnology Trust plc except to the extent of her pecuniary interest therein.

(2) Ms. Nicole Vitullo, one of our directors, is Managing Director of Domain Associates, L.L.C., which is the manager of Domain Partners IV, L.P. and DP IV Associates, L.P. Ms. Vitullo disclaims beneficial ownership of shares held by Domain Partners IV, L.P. and DP IV Associates, L.P. except to the extent of her pecuniary interest therein.

                              PLAN OF DISTRIBUTION

The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In connection with our private placement, we have agreed to register the investors' common stock under applicable federal and state securities laws. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $70,000. The agreement related to the private placement provides for cross-indemnification of the selling stockholders to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                                 LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have incorporated our financial statements by reference in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1. Our Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 27, 2000;

    2.  Our Current Report on Form 8-K filed on March 1, 2000;

    3. Our proxy for our stockholders meeting on June 8, 2000 filed on April 28, 2000; and

    4. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed on May 15, 2000.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                           Onyx Pharmaceuticals, Inc.
                              Attention: Secretary
                              3031 Research Drive
                               Richmond, CA 94806
                                 (510) 222-9700

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee and Nasdaq additional listing fee.

SEC registration fee........................................  $  6,600
Nasdaq additional listing fee...............................    17,500
Printing and engraving expenses.............................     2,500
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................    10,000
Transfer Agent and Registrar fees and expenses..............     2,500
Miscellaneous...............................................     5,900
                                                              --------
  Total.....................................................  $ 70,000
                                                              ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

Our certificate of incorporation and by-laws include provisions to
(i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware and (ii) require us to indemnify our directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of us or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the directors' duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred, including expenses of a derivative action, in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Onyx or any of its affiliated enterprises, provided such person acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of us and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We maintain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
         5.1            Legal Opinion of Cooley Godward LLP.
        10.28*          Stock Purchase Agreement between the Registrant and
                        the Investors dated January 18, 2000.
        23.1            Consent of Ernst & Young LLP, Independent Auditors.
        23.2            Consent of Cooley Godward LLP (see Exhibit 5.1).
        24.1            Power of Attorney. See page II-4.

------------------------

*   Incorporated by reference to our Current Report on Form 8-K filed
    March 1, 2000.

ITEM 17. UNDERTAKINGS.

(a)  Rule 415 offerings.

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Registration Statement Permitted by Rule 430A

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Incorporated annual and quarterly reports.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of ONYX's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, County of Contra Costa, State of California, on May 15, 2000.

                                                       ONYX PHARMACEUTICALS, INC.

                                                       By:            /s/ HOLLINGS C. RENTON
                                                            -----------------------------------------
                                                                        Hollings C. Renton
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollings C. Renton and Marilyn E. Wortzman, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
               /s/ HOLLINGS C. RENTON                    Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE         May 15, 2000
                 Hollings C. Renton                      OFFICER AND FINANCIAL
                                                         OFFICER)

               /s/ MARILYN E. WORTZMAN                 Controller
     -------------------------------------------         (PRINCIPAL ACCOUNTING        May 15, 2000
                 Marilyn E. Wortzman                     OFFICER)

               /s/ MICHAEL J. BERENDT
     -------------------------------------------
                 Michael J. Berendt                    Director                       May 15, 2000

               /s/ SAMUEL D. COLELLA
     -------------------------------------------       Director                       May 15, 2000
                  Samuel D. Colella

                 /s/ PAUL GODDARD
     -------------------------------------------       Director                       May 15, 2000
                    Paul Goddard

                 /s/ NICOLE VITULLO
     -------------------------------------------       Director                       May 15, 2000
                   Nicole Vitullo

                /s/ WENDELL WIERENGA
     -------------------------------------------       Director                       May 15, 2000
                  Wendell Wierenga

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
         5.1            Legal Opinion of Cooley Godward LLP.
        10.28*          Stock Purchase Agreement between the Registrant and
                        the Investors dated January 18, 2000.
        23.1            Consent of Ernst & Young LLP, Independent Auditors.
        23.2            Consent of Cooley Godward LLP (see Exhibit 5.1).
        24.1            Power of Attorney. See page II-4.

------------------------

*   Incorporated by reference to our Current Report on Form 8-K filed
    March 1, 2000.